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                                                                      Exhibit 99

          IMAGEMAX ANNOUNCES FORBEARANCE AGREEMENT WITH SENIOR LENDERS

         Fort Washington, PA, August 26, 2003 - ImageMax, Inc. (OTCBB:IMAG.OB) announced that it has entered into a Forbearance Agreement with its senior lenders, Commerce Bank, NA and FirsTrust Bank, in connection with the previously disclosed existing defaults as of June 30, 2003 (the "Default") under its senior credit facility. Pursuant to the Forbearance Agreement, the senior lenders agreed to forbear from exercising their rights under the senior credit facility with respect to the Default through September 30, 2003, upon the satisfaction of certain conditions set forth in the Forbearance Agreement.

         Under the terms of the Forbearance Agreement, the Company believes that its over-advance position of $886,000 under its revolving credit line as of June 30, 2003 has been substantially reduced.

         The Forbearance Agreement does not amend, revise, or waive the financial covenants set forth in the Company's senior credit facility for the quarter ending September 30, 2003. There is no assurance that the Company will be able to meet these covenants. In the event that the Company is not in compliance, the Company will need to obtain waivers of such default or an extension of the Forbearance Agreement in order to continue to have access to its credit facilities for the balance of the 2003 fiscal year.

         Additionally, the Company expects to receive a waiver from its subordinated debt holders with respect to the default which has occurred, as a consequence of the Default, under the Company's agreements with its subordinated debt holders.

         This press release contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. The Company's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those set forth in "Business--Risk Factors" as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other Company filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of the Company. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.